Exhibit 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS







SPACEDEV, INC.
San Diego, CA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 23, 2000, relating to the consolidated financial statements of SPACEDEV, INC. appearing in the Company's Registration Statement on Form 10-SB for the year ended December 31, 1999. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ Nation Smith Hermes Diamond

Nation Smith Hermes Diamond,
Accountants and Consultants, APC
San Diego, California
September 28, 2000